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                                                                   EXHIBIT 10.35

                     SETTLEMENT, RELEASE AND PATENT LICENSE

     This Settlement, Release and Patent License Agreement (this "AGREEMENT") is made as of February 9, 2007 ("EFFECTIVE DATE"), by and among Takeda Pharmaceutical Company Limited, a Japanese corporation with its principal place of business at 1-1 Doshomachi 4-Chome, Chuo-ku, Osaka, Japan 540-8645 ("TAKEDA"), Wako Pure Chemical Industries, Ltd., a Japanese corporation with its principal place of business at 1-2 Doshomachi 3-Chome, Chuo-ku, Osaka, Japan 540-8605 ("WAKO"), TAP Pharmaceutical Products Inc., a Delaware corporation with its principal place of business at 675 N. Field Drive, Lake Forest, Illinois ("TAP"), and Abbott Laboratories, Limited - Laboratories Abbott, Limitee, a corporation organized and existing under the Canadian Business Corporations Act and having its principal place of business at Montreal, Quebec ("ABBOTT-CANADA"), on the one hand, and QLT USA, Inc., a Delaware corporation with its principal place of business at 2579 Midpoint Drive, Fort Collins, Colorado 80525 ("ATRIX") and Sanofi-Synthelabo, Inc., a Delaware corporation with a principal place of business at 55 Corporate Boulevard, Bridgewater, NJ 08807 ("SANOFI"), on the other hand (collectively, the "PARTIES").

     WHEREAS, the Parties deem it to be in their best interests and to their mutual advantage to settle their disputes on the terms and conditions set forth in this Agreement, without admitting liability, in order to achieve certainty in their business dealings and avoid the expense of litigation.

     NOW, THEREFORE, in view of the foregoing and for other good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. DEFINITIONS.

     1.1. CERTAIN DEFINITIONS. For purposes of this Agreement, the following terms shall have the following meanings:

          (a) "AFFILIATE" shall mean any Person that controls, is controlled by, or is under common control with a Party to this Agreement. For purposes of this definition, "control" shall mean (i) in the case of a corporate entity, direct or indirect ownership of more than fifty percent (50%) of the securities having the right to vote for the election of directors, and (ii) in the case of a non-corporate entity, direct or indirect ownership of a majority of the equity interests with the power to direct the management and policies of such non-corporate entity. Notwithstanding the foregoing, in no event shall Abbott Laboratories be considered an Affiliate of any of the Parties.

          (b) "CLAIMS" shall mean any and all claims, actions, causes of action, demands, suits, proceedings, administrative proceedings, losses, damages, costs, expenses, liabilities, charges, interest, penalties, fines and charges of whatever nature (including costs of collection, attorneys' fees and other costs of defense, costs of enforcing indemnification provisions, and expenses of investigation), whether known or unknown.

          (c) "CONTROL" or "CONTROLLED," as to patent rights, shall mean ownership of such patent right or the ability of a Person to grant a license, or sublicense, or covenant not to sue under any such patent rights.

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          (d) "GOVERNMENTAL AUTHORITY" shall mean any nation, territory or government (or union thereof), foreign, domestic or multinational, any state, local or other political subdivision thereof, and any bureau, court, tribunal, board, commission, department, agency or other Person exercising executive, legislative, judicial, regulatory or administrative functions of government.

          (e) "LICENSOR" or "LICENSORS" shall mean any and each of Takeda, Wako, TAP, and Abbott-Canada, collectively and individually.

          (f) "LITIGATION" shall mean, collectively, that certain lawsuit captioned "TAP Pharmaceutical Products Inc., Takeda Chemical Industries, Ltd. and Wako Pure Chemical Industries, Ltd. v. Atrix Laboratories, Inc. and Sanofi-Synthelabo Inc.," No. 03-C-7822, United States District Court for the Northern District of Illinois and the appeal pending therefrom captioned "TAP Pharmaceutical Products Inc., Takeda Chemical Industries, Ltd. and Wako Pure Chemical Industries, Ltd. v. Atrix Laboratories, Inc. and Sanofi-Synthelabo Inc.," No. 2006-1258, United States Court of Appeals for the Federal Circuit.

          (g) "LITIGATION PARTY" or "LITIGATION PARTIES" shall mean any and each of Atrix, Sanofi, Takeda, Wako, and TAP, collectively and individually.

          (h) "PARTY" shall mean any and each of Atrix, Sanofi, Takeda, Wako, TAP, and Abbott-Canada, collectively and individually.

          (i) "PERSON" shall mean an individual, corporation, partnership, limited partnership, limited liability company, unincorporated association, trust, joint venture, union or other organization or entity, including a Governmental Authority.

          (j) "RELEASED PARTY" OR "RELEASED PARTIES" shall mean any and each of Atrix and Sanofi, collectively and individually.

          (k) "RELEASING PARTY" or "RELEASING PARTIES" shall mean any and each of Takeda, Wako, TAP, and Abbott-Canada, collectively and individually.

          (l) "SUBJECT PRODUCT" or "SUBJECT PRODUCTS" shall mean (i) the following products marketed or sold on or prior to the Effective Date by Atrix or licensed by Atrix and sold by its Affiliates or licensees in the Territory on or prior to the Effective Date: the Eligard(R) products (which contain leuprolide acetate in 7.5 mg, 22.5 mg, 30 mg, and 45 mg dosages) and dental products called Atridox(TM), Atrisorb Free Flow(TM), Atrisorb-D(TM) and Doxyrobe(TM); and (ii) products that are the same as or have only non-colorable (i.e. insubstantial or immaterial) differences from any of the foregoing products.

          (m) "SUBJECT PRODUCT PATENT RIGHTS" shall mean any and all rights in the following that are owned, licensed or Controlled by any of the Releasing Parties, and that claim or cover the Subject Products (or the manufacture, use or sale thereof), whether the following are existing as of the Effective Date or thereafter: (i) patents in the Territory; (ii) patent applications in the Territory, including provisional applications, and (iii) any patents issuing therefrom and any divisionals, continuations, continuations-in-part, reissues, re-examinations, extensions, and term extensions (under applicable patent law or regulation or other law or regulation) in the Territory of any of the above-described patents or patent applications.


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          (n) "SUBLICENSEE" shall mean any Person, and their respective sublicensees, to whom a sublicense is granted pursuant to Section 5.2.

          (o) "TERRITORY" shall mean the United States of America, its territories and possessions including the Commonwealth of Puerto Rico, and Canada.

     1.2. ADDITIONAL DEFINITIONS. Certain additional capitalized terms are defined below in the body of this Agreement.

2. RELATIONSHIP OF AGREEMENT WITH MOTION TO DISMISS; STIPULATED ORDER OF DISMISSAL.

     Forthwith after execution of this Agreement, the Litigation Parties will jointly file a motion to dismiss (the "MOTION TO DISMISS") the appeal in the case entitled "TAP Pharmaceutical Products Inc., Takeda Chemical Industries, Ltd. and Wako Pure Chemical Industries, Ltd. v. Atrix Laboratories, Inc. and Sanofi-Synthelabo Inc.," No. 2006-1258 in the U.S. Court of Appeals for the Federal Circuit (the "Appeals Court") in the form of Exhibit A attached to this Agreement. If the Appeals Court grants the Motion to Dismiss prior to issuing any opinions on the merits of the appeal (including a ruling pursuant to Federal Rule of Appellate Procedure 36), then the Litigation Parties shall, within three business days after the Appeals Court grants the Motion to Dismiss, file a Stipulated Order of Dismissal in the case captioned "TAP Pharmaceutical Products Inc., Takeda Chemical Industries, Ltd. and Wako Pure Chemical Industries, Ltd.
v. Atrix Laboratories, Inc. and Sanofi-Synthelabo Inc.," No. 03-C-7822 in the United States District Court for the Northern District of Illinois (the "District Court"), in the form of Exhibit B attached to this Agreement, and make other appropriate filings requesting the District Court -- and take all other actions reasonably required -- to dismiss with prejudice all claims for relief asserted by any Party against any other Party in the Litigation. If the District Court dismisses case no. 03-C-7822 in accordance with the Stipulated Order of Dismissal, (a) Atrix shall and the Releasing Parties shall instruct Patterson, Belknap, Webb & Tyler to instruct the Escrow Agent (as that term is defined in the Escrow Agreement dated June 8, 2006 between Atrix and JPMorgan Chase Bank, N.V. (the "JP Morgan Escrow Agreement")) to deliver the Escrow Funds (as that term is defined in the JP Morgan Escrow Agreement) to Atrix in accordance the terms of the JP Morgan Escrow Agreement; and (b) Atrix and Sanofi shall pay their respective shares of the Settlement Amount in accordance with Section 3.1. If the Appellate Court denies the Motion to Dismiss or issues an opinion on the merits of the appeal prior to granting the Motion to Dismiss, then this Agreement shall automatically and immediately terminate, cease to have any force and effect, and shall be deemed null and void and of no effect on a retroactive basis.

3. MONETARY CONSIDERATION.

     3.1. PAYMENT BY ATRIX AND SANOFI. Subject to the conditions set forth in
Section 2, which are for the benefit of and may be waived by Atrix and Sanofi jointly, (a) Atrix shall pay to TAP the amount of $112.5 million, and (b) Sanofi shall pay to TAP the amount of $45 million (the amounts in (a) and (b), in the aggregate being the "SETTLEMENT AMOUNT"), in each case, within three business days after both of the following events occur: the Appeals Court grants the Motion to Dismiss and the District Court dismisses case no. 03-C-7822 in accordance with the Stipulated Order of Dismissal. All payments shall be made in United States Dollars. Atrix and Sanofi shall deposit their respective share of the Settlement Amount with their respective legal counsel on the Effective Date to be held in escrow on behalf of such Parties for payment to TAP in accordance


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with this Agreement. The Settlement Amount shall be paid to TAP by wire transfer of immediately available funds to an account previously designated by TAP to Atrix and Sanofi in writing and TAP shall apportion the Settlement Amount among the other Releasing Parties, if any apportionment is to be made. Payment of the Settlement Amount to TAP shall constitute full payment of any portion of the Settlement Amount to the other Releasing Parties entitled thereto. TAP represents that it will comply with any applicable United States federal, state or local withholding tax obligations with respect to such payments, if any, that TAP makes to the other Releasing Parties. TAP acknowledges that, as between TAP on the one hand and Atrix and Sanofi on the other hand, TAP assumes full responsibility to fulfill any withholding tax obligations with respect to the Settlement Amount. The Settlement Amount, once paid, is not refundable.

     3.2. NO OTHER FUNDS TRANSFER. The Settlement Amount represents full and complete payment for all of the rights and releases granted to Atrix, Sanofi and any Atrix and Sanofi Releasees (as defined in Section 4.1) under this Agreement, and neither Atrix, Sanofi nor any Atrix and Sanofi Releasee shall be under any obligation to pay any additional or further amounts to any Releasing Party under this Agreement.

     3.3. TAXES. If the United States Internal Revenue Service or any state or local taxing authority within the United States imposes on Atrix or Sanofi any withholding tax on any portion of the Settlement Amount under the Internal Revenue Code of 1986, as amended or the Treasury regulations thereunder, TAP shall indemnify and hold harmless Atrix and Sanofi for the amount of such withholding tax, plus any interest, penalties or additions to tax related thereto.

4. RELEASES, COVENANTS NOT TO SUE, AND DISMISSALS.

     4.1. RELEASES BY EACH RELEASING PARTY. Upon full payment of the Settlement Amount, each Releasing Party, each acting on behalf of itself and its respective predecessors, successors, and assigns, does hereby now and shall forever release and discharge Atrix and Sanofi, and their predecessors, successors, assigns and Affiliates, and each of their respective current and former officers, directors, employees, agents, attorneys, representatives, distributors, resellers, licensees, direct or indirect customers and contract manufacturers (collectively and individually, "ATRIX RELEASEES" and "SANOFI RELEASEES"), from and against
(a) any and all Claims arising under, related to, or connected with any Subject Product Patent Rights in the Territory with respect to the period before the Effective Date, (b) any and all Claims raised in the Litigation, including but not limited to any requests in the Litigation to recover damages, fees or expenses due for alleged infringement of the Subject Product Patent Rights, or any requests to recover attorneys' fees or costs in connection with the Litigation, (c) any and all Claims arising out of or related to actions taken or statements made concerning or in connection with the Litigation in the Territory, (d) any and all matters which could have been raised (whether or not due to compulsory counterclaim requirements) in, or as a result of, the Litigation in the Territory; and (e) any and all Claims, arising during the period before the Effective Date, related to allegations that the Subject Products (or any aspect thereof for use in the Subject Products) infringe any Subject Product Patent Rights Controlled by a Releasing Party in the Territory. Releasing Parties, acting jointly and severally, represent and warrant, as of the Effective Date, to Atrix and Sanofi that they possess and Control (and have always possessed and Controlled) the exclusive right to sue for infringement or misappropriation of the Subject Product Patent Rights in the Territory and that no other Person has ever had the right to recover damages for infringement or misappropriation of any Subject Product Patent Rights in the Territory.

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     4.2. RELEASES BY ATRIX AND SANOFI. Upon full payment of the Settlement
Amount, Atrix and Sanofi, each acting on behalf of itself and its respective predecessors, successors and assigns, does hereby now and shall forever release and discharge the Releasing Parties, and each of their respective predecessors, successors, assigns and Affiliates, and each of their respective current and former officers, directors, employees, agents, attorneys, representatives, distributors, resellers, licensees, and direct or indirect customers (collectively and individually, "COLLECTIVE TAP RELEASEES"), from and against
(a) any and all Claims raised in the Litigation, including but not limited to any Claim that U.S. Patent No. 4,728,721 is invalid or unenforceable in the Territory or should be reexamined or revoked, any Claim that any Releasing Party wrongfully enforced or committed patent misuse with respect to U.S. Patent No. 4,728,721 in the Territory or any claim to recover attorneys' fees or costs in connection with the Litigation, (b) any and all Claims arising out of or related to actions taken or statements made concerning or in connection with the Litigation in the Territory, (c) any and all matters which could have been raised (whether or not due to compulsory counterclaim requirements) in, or as a result of, the Litigation in the Territory, and (d) any and all Claims arising during the period before the Effective Date that U.S. Patent No. 4,728,721 is invalid or unenforceable or should be re-examined, opposed, or revoked in the Territory and/or any and all Claims arising during the period before the Effective Date that any Releasing Party wrongfully enforced or committed patent misuse with respect to U.S. Patent No. 4,728,721 in the Territory.

     4.3. COVENANTS NOT TO SUE. No Atrix Releasee or Sanofi Releasee shall now or at any time in the future initiate any arbitration, lawsuit or other proceeding asserting (or otherwise assert, directly or through any third party) any Claim released pursuant to this Agreement. No Collective TAP Releasee shall now or at any time in the future initiate any arbitration, lawsuit or other proceeding asserting (or otherwise assert, directly or through any third party)
(a) any Claim released pursuant to this Agreement, or (b) that the Subject Products infringe any Subject Product Patent Rights Controlled by any Collective TAP Releasee in the Territory, provided that nothing shall be construed to release Atrix and Sanofi from their respective obligations to pay their respective share of the Settlement Amount in accordance with Section 3.1 hereof. If any Collective TAP Releasee shall breach any obligation set forth in this
Section 4.3, the breaching Party (on behalf of itself and/or its respective Collective TAP Releasee) shall indemnify each Atrix and Sanofi Releasee, and defend and hold each such Atrix and Sanofi Releasee harmless, from and against Claims arising out of or related to such breach. If any Atrix Releasee shall breach any obligation set forth in this Section 4.3, Atrix shall indemnify each such Collective TAP Releasee, and defend and hold each such Collective TAP Releasee harmless, from and against any Claims arising out of or related to such breach. If any Sanofi Releasee shall breach any obligation set forth in this
Section 4.3, Sanofi shall indemnify each such Collective TAP Releasee, and defend and hold each such Collective TAP Releasee harmless, from and against any Claims arising out of or related to such breach. This Section 4.3 will be fully enforceable in every respect, at law or in equity, by any non-Party Collective TAP Releasee or non-Party Atrix or Sanofi Releasee as an intended third party beneficiary hereunder. For purposes of clarification, nothing in this Section 4 shall prohibit a Party in any way from bringing claims or counterclaims or instituting judicial, administrative or other legal proceedings outside the Territory, including but not limited to patent opposition or other proceedings in patent offices outside of the Territory.

     4.4. RETAINED RIGHTS. Notwithstanding anything to the contrary herein, nothing in Sections 4.2 and 4.3 shall prohibit or restrict any Atrix Releasee or Sanofi Releasee from (a)

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raising any defenses or counterclaims (including claims of invalidity or non-enforceability) in connection with any action, suit or proceeding brought against such Atrix or Sanofi Releasee for infringement of any Subject Product Patent Rights (or any other patent rights), or (b) instituting judicial, administrative or other legal proceedings within the Territory or outside the Territory challenging the validity or enforceability of, or asserting the noninfringement of, any Subject Product Patent Rights (or any other patent rights) or otherwise claiming that any such patent rights should be re-examined, opposed, or revoked in the Territory.

5. LICENSES.

     5.1. LICENSE GRANT TO ATRIX AND SANOFI. Upon full payment of the Settlement Amount, each Licensor hereby grants to Atrix and its Affiliates and Sanofi and its Affiliates a non-exclusive, perpetual, irrevocable, fully paid-up, royalty-free license under the Subject Product Patent Rights to use, make, have made, sell, have sold, offer for sale, import and export, the Subject Products in the Territory, and such license shall be effective retroactive to the Effective Date. Such license shall be sublicensable by Atrix, Sanofi, or their Affiliates and their respective Sublicensees in accordance with Section 5.2. For the avoidance of doubt, the foregoing license includes the right in the Territory to make, have made, import and use components or ingredients of the Subject Products for inclusion in the Subject Products. By way of clarification, Licensors do not grant any express or implied licenses or other rights to Atrix and its Affiliates or Sanofi and its Affiliates outside of the Territory; provided, however, that, for the avoidance of doubt, the manufacture, use, import and/or sale of any Subject Products (or any aspect thereof for use in the Subject Products) by or for Atrix, Sanofi or any of their Affiliates outside the Territory would not constitute a breach or violation of this Agreement (even though such activity is not authorized or licensed by this Agreement either), and therefore, for example, the act of exporting Subject Products from the Territory is not restricted by this Agreement (even though corresponding import, use and/or sale of such products in countries outside the Territory following such export is not licensed or otherwise authorized hereunder), and the Releasing Parties are not waiving any rights they may have, if any, to assert their rights (including but not limited to any patent rights outside the Territory) against import, use and/or sale of such products in countries outside the Territory.

     5.2. SUBLICENSES. Each Licensor hereby grants to Atrix, Sanofi, their Affiliates and Sublicensees, the right to sublicense, through multiple levels, in whole or in part, the rights set forth in Section 5.1 to any licensee of the Subject Products in the Territory. Each such sublicense shall be subject to Atrix's and Sanofi's rights and obligations under the terms of this Agreement. Each Licensor acknowledges and agrees that Sanofi is acting as authorized Sublicensee of Atrix under the license granted pursuant to this Section 5.2 and is entitled to all the benefits of such license.

6. COMPROMISE AGREEMENT. This Agreement is a compromise and settlement of disputed Claims and is not intended to be, nor shall it be construed as, an admission of liability or wrongdoing by any Party, or of the validity or invalidity, enforceability or unenforceability, or infringement or non-infringement, of any Subject Product Patent Rights in the Territory. Accordingly, neither this Agreement, nor anything contained in this Agreement, or done or omitted in connection with this Agreement (whether or not this Agreement expires or is terminated), is intended as, or shall be construed as, or may be offered or used, either within the Territory or outside the Territory, by any Collective TAP Releasee, Atrix Releasee or Sanofi

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Releasee as, an admission, acknowledgement, implication or evidence of infringement or the need for a license by any Party or its Affiliates, or an admission, acknowledgement, implication or evidence of fault, liability or wrongdoing by any Party or its Affiliates or an admission, acknowledgement, implication or evidence, directly or indirectly, against any Party or its Affiliates in any way or for any purpose in any judicial, administrative or other legal proceedings, except solely for the purpose of enforcing this Agreement.

7. PRESS RELEASE/PUBLIC FILINGS.

     7.1. PRESS RELEASE. One or more of the Parties may issue press releases regarding this Agreement in the form attached as Exhibit C. Each Party agrees that it will not make public statements regarding this Agreement that are inconsistent with its press release.

     7.2. REQUIRED BY LAW. The Parties acknowledge that the terms of this Agreement may be disclosed as required by law, including but not limited to the Securities and Exchange Commission, listing requirements of any securities exchange, or other such regulatory authorities.

8. MATTERS CONCERNING THE LICENSE AND THE AGREEMENT.

     8.1. TERM OF LICENSE GRANT. Upon the District Court signing and entering the Stipulated Order of Dismissal and upon full payment of the Settlement Amount, the rights granted in Section 5 shall take effect as of the Effective Date and shall continue until the last to expire of the Subject Product Patent Rights.

     8.2. SECTION 365(n). All licenses and rights granted under or pursuant to this Agreement by Licensors to Atrix, its Affiliates, Sanofi, its Affiliates, and their Sublicensees are, and shall otherwise be deemed to be, for purposes of
Section 365(n) of Title 11, U.S. Code (the "BANKRUPTCY CODE"), licenses of rights to "intellectual property" as defined in the Bankruptcy Code. The Parties agree that Atrix and its Affiliates, Sanofi and its Affiliates, and their Sublicensees shall retain and may fully exercise all of their rights and elections under the Bankruptcy Code. Licensors agree during the term of this Agreement to create and maintain current copies or, if not amenable to copying, detailed descriptions or other appropriate embodiments, of all such intellectual property. All rights, powers and remedies of Atrix and Sanofi provided under this Section 8.2 are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity in the event of any such commencement of a bankruptcy proceeding by or against any of the Licensors.

     8.3. FINAL AND BINDING AGREEMENT. This Agreement constitutes the entire agreement among the Parties to this Agreement with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, whether written or oral, between or among the Parties, or any of the Parties, in connection with such subject matter. Each Party agrees that it is not relying in any manner on any statement, promise, representation or omission, whether oral or written, express or implied, made by any Person, not specifically set forth in this Agreement. Each Party agrees that it has made such investigation of all matters pertaining to this Agreement that such Party deems necessary, including but not limited to the Subject Products and any other products made, sold, offered for sale, used, exported or imported by Atrix and Sanofi and their Affiliates. Each Party acknowledges that, after execution of this Agreement, such Party may discover facts different from or in addition to those which it now knows or believes to be true.

Nevertheless, each Party agrees that this Agreement shall be and remain in full force and effect in all respects, notwithstanding such different or additional facts.

9. REPRESENTATIONS AND WARRANTIES OF THE PARTIES. The Parties make the representations and warranties set forth in this Section 9. In making the representations and warranties that apply to any or all Parties, each Party is making such representations and warranties as to itself and is not making such representations and warranties jointly with any other Party.

     9.1. CORPORATE POWER. Each Party represents and warrants that (a) it has the full legal right and power to enter into and perform the transactions contemplated by this Agreement, without need for any consent, approval, authorization, license or order of, or notice to or filing with, any Governmental Authority or other Person; (b) the execution, delivery and performance by such Party of this Agreement and the consummation by such Party of the transactions contemplated hereby have been duly and validly authorized and approved by all necessary corporate action of such Party, including approval of this Agreement by the board of directors and stockholders of such Party, if required; (c) this Agreement evidences the legal, valid and binding obligations of such Party, enforceable against such Party in accordance with its terms; and
(d) this Agreement has been duly executed and delivered by such Party.

     9.2. DUE ORGANIZATION. Each Party represents and warrants that it is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and that it has corporate power to own its properties, to conduct its business as currently owned and conducted, and to carry out the transactions contemplated by this Agreement.

     9.3. NO ASSIGNMENT OF CLAIMS. Each Party represents and warrants that (a) it has not sold, assigned, conveyed, pledged, encumbered, or otherwise in any way transferred to any Person any Claim released by such Party pursuant to this Agreement and (b) it has not agreed to do any of the foregoing.

     9.4. NO OTHER LAWSUITS. Each Releasing Party represents and warrants that as of the Effective Date it has not filed (or caused to be filed through a third party), any legal or administrative proceeding of any kind or nature in the Territory against Atrix, Sanofi or any other Atrix and Sanofi Releasee relating to any Subject Product Patent Rights, except for the Litigation. Atrix and Sanofi each represents and warrants that as of the Effective Date it has not filed (or caused to be filed through a third party), any legal or administrative proceeding of any kind or nature in the Territory against any Collective TAP Releasee relating to any Subject Product Patent Rights, except for the Litigation.

     9.5. RIGHT TO GRANT LICENSES. Each Licensor represents, warrants and covenants to Atrix and Sanofi that (a) the Subject Product Patent Rights include any and all rights of any kind in any and all issued or pending patents and/or patent applications that are Controlled, as of the Effective Date, by the Releasing Parties, their Affiliates, or any of them, in the Territory that claim or cover any Subject Product (or any aspect thereof for use in the Subject Products), or the manufacture, use or sale thereof; (b) Licensors own the Subject Product Patent Rights that exist as of the Effective Date and have the right to grant the rights, licenses and covenants set forth in this Agreement, without the need for any licenses, releases, consents, approvals or immunities not yet granted or obtained; and (c) Licensor has not previously granted and shall not grant any rights in the Subject Product Patent Rights that are inconsistent with the rights, licenses and covenants granted to Atrix and Sanofi in this Agreement. Each of TAP and Abbott-Canada represent, warrant and covenant to Atrix and Sanofi that Abbott Laboratories and its affiliates (excluding Abbott-Canada) do not Control as of the Effective Date any rights of any kind in any issued or pending patents and/or patent applications in the Territory that claim or cover any aspect of the Subject Products or for use in the Subject Products.

     9.6. INDEPENDENT ADVICE. Each Party represents and warrants that it has received or had the opportunity to obtain independent legal advice from such Party's attorney with respect to the rights and obligations arising from, and the advisability of executing, this Agreement.

     9.7. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations, warranties and covenants set forth in this Agreement shall survive the execution and delivery of this Agreement indefinitely.

     9.8. NO OTHER REPRESENTATIONS. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NONE OF THE PARTIES, EITHER INDIVIDUALLY OR COLLECTIVELY, MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, TO ANY OTHER PARTY, AND EACH PARTY HEREBY DISCLAIMS ALL IMPLIED WARRANTIES, INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO ANY AND ALL OF THE FOREGOING.

10. GENERAL PROVISIONS.

     10.1. AMENDMENTS. This Agreement may be amended, modified or supplemented only by a written instrument executed by all of the Parties to this Agreement.

     10.2. SEVERABILITY. If any provision of this Agreement is found invalid or unenforceable by a court of competent jurisdiction, the invalid or unenforceable provision shall either be modified to make it legal and enforceable while retaining as far as possible the original intent of the provision or, if that is not possible, it shall be stricken. In either case, the remainder of the Agreement shall continue in full force and effect.

     10.3. RELATIONSHIP OF THE PARTIES. This Agreement shall not constitute any Releasing Party as the agent or legal representative of any Released Party for any purpose whatsoever, and vice versa, and no Releasing Party shall hold itself out as an agent of any Released Party, and vice versa. Except as provided in
Section 3.1, this Agreement creates no relationship of joint venturers, partners, associates, employment or principal and agent between or among any Parties, and all Parties are acting as independent contractors. Except as provided in Section 3.1, neither any Releasing Party nor any Released Party is granted herein any right or authority to, and no Party shall attempt to assume or create any obligation or responsibility for or on behalf of any other Party. Neither any Releasing Party nor any Released Party shall have any authority to bind any other Party to any contract, whether of employment or otherwise.

     10.4. NO ELECTION OF REMEDIES. Except as otherwise specifically provided herein, the rights and remedies accorded herein to Releasing Parties and Atrix and Sanofi are cumulative and in addition to those provided by law, and may be exercised separately, concurrently, or successively.

     10.5. NOTICES. Any notice, request, demand or other communication required or permitted hereunder shall be in writing, shall reference this Agreement and shall be: (a) delivered personally; (b) sent by facsimile, with written confirmation of receipt; (c) sent by registered or certified mail, return receipt requested, postage prepaid; or (d) sent by a private industry express courier, with written confirmation of receipt. No notice shall be effective until actually received. In each case notices shall be addressed to the intended recipient as set forth below:

          (a)  if to Releasing Parties, to:

                    TAP Pharmaceutical Products Inc.
                    675 N. Field Drive
                    Lake Forest, IL 60045
                    Attention: Vice President and Chief Legal Counsel Telephone No.: (847) 582-2704
                    Facsimile No.: (847) 582-5007

                    And with a required copy to:

                    Patterson Belknap Webb & Tyler
                    1333 Avenue of the Americas
                    New York, NY 10036
                    Attention: William F. Cavanaugh, Jr.
                    Telephone No: (212) 336-2793
                    Facsimile No.: (212) 336-2222

                    Takeda Pharmaceutical Company Limited
                    1-1 Doshomachi 4-Chome, Chuo-ku
                    Osaka, Japan, 540-8645
                    Attention: General Manager, Legal Department

                    With a required copy to:

                    Foley & Lardner
                    3000 K Street, NW
                    Suite 500
                    Washington, D.C. 20007
                    Attention: Michael Kaminski
                    Telephone No.: 202.672.5490
                    Facsimile No.: 202.672.5399

                    Wako Pure Chemical Industries, Ltd.
                    1-2 Doshomachi 3-Chome, Chuo-ku
                    Osaka, Japan, 540-8605
                    Attention: General Manager, Legal Department

                    With a required copy to:

                    Foley & Lardner
                    3000 K Street, NW
                    Suite 500
                    Washington, D.C. 20007
                    Attention: Michael Kaminski
                    Telephone No.: 202.672.5490
                    Facsimile No.: 202.672.5399

                    Abbott Laboratories Ltd.
                    8401 Trans Canada Highway
                    St. Laurent, Quebec CN H4S 1z1
                    Attention: President
                    Telephone: (514) 832-7000

          (b)  if to Atrix, to:

                    QLT USA, Inc.
                    2579 Midpoint Drive
                    Fort Collins, Colorado 80525
                    Attention: President
                    Telephone No.: (970) 482-5868
                    Facsimile No.: (970) 482-9735

               With a required copy to:

                    Morrison & Foerster LLP
                    5200 Republic Plaza
                    370 Seventeenth Street
                    Denver, CO 80202-5638
                    Attention: Warren L. Troupe, Esq.
                    Telephone No.: (303) 592-2255
                    Facsimile No.: (303) 592-1510

          (c)  if to Sanofi:

                    sanofi-aventis
                    55 Corporate Boulevard
                    Bridgewater, NJ 08807
                    Attention: John Spinnato
                    Vice President and General Counsel
                    Telephone No.: (908) 981-6800
                    Facsimile No.: (908) 981-6801
               with a required copy to:

                    Proskauer Rose LLP
                    1585 Broadway
                    New York, NY 10036-8299
                    Attention: Bruce E. Fader, Esq.
                    Telephone No.: (212) 969-3415
                    Facsimile No.: (212) 969-2900

               or at such other address for a Party as shall be specified by like notice.

     10.6. GOVERNING LAW AND VENUE. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would result in the application of laws of any jurisdiction other than those of the State of New York. All claims or disputes arising under or with respect to this Agreement, or with respect to the interpretation, performance, enforcement, or breach of this Agreement, shall be resolved exclusively in the courts of the State of New York, the courts of the United States in the Southern District of New York, and appellate courts from any thereof and the Parties agree that the exclusive jurisdiction and venue for resolving such claims and disputes shall reside in such courts. Each Party consents that any such action or proceeding may be brought in, and hereby submits to the jurisdiction of, such courts and waives any objection or defense (including, without limitation any defense of inconvenient forum or absence of jurisdiction) that it may now or hereafter have to the venue of any such action or proceeding in any such court.

     10.7. COUNTERPARTS AND FACSIMILE SIGNATURES. This Agreement may be executed and delivered in any number of counterparts. When each Party has signed and delivered at least one counterpart to all other Parties, all counterparts, taken together, shall constitute one and the same agreement, which shall be binding and effective on the Parties to this Agreement. Each counterpart shall be deemed an original. Facsimile execution and delivery of this Agreement and any Exhibits by any of the Parties shall be legal, valid and binding execution and delivery of such document for all purposes.

     10.8. ASSIGNMENT. Without the consent of Atrix or Sanofi, Releasing Parties may assign this Agreement to an Affiliate or in connection with any merger, acquisition, reorganization, sale or transfer of substantially all of the assets to which this Agreement relates. Notwithstanding the foregoing, any assignment of this Agreement shall not relieve the Releasing Parties from the performance of their obligations under this Agreement and for the avoidance of doubt, any Subject Product Patent Rights that are assigned shall remain subject to the applicable terms of this Agreement. Without the consent of Releasing Parties, Atrix or Sanofi may assign this Agreement to an Affiliate or in connection with any merger, acquisition, reorganization, sale or transfer of substantially all of the assets to which this Agreement relates. Notwithstanding the foregoing, any assignment of this Agreement shall not relieve Atrix or Sanofi from the performance of their obligations under this Agreement. Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

     10.9. INTERPRETATION. The recitals to this Agreement constitute an integral part of this Agreement. The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Because all Parties have participated in drafting, reviewing, and editing the language of this Agreement, no presumption for or against any Party arising out of drafting all or any part of this contract shall be applied in any action whatsoever. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

     10.10. LICENSE REGISTRATION AND RECORDAL. Atrix and Sanofi shall have the right, at their sole cost and expense, to register, record and otherwise document the license granted under this Agreement in any country in the Territory. Licensors agree to take, at Atrix's or Sanofi's sole cost and expense, all steps reasonably requested by Atrix or Sanofi, respectively, including but not limited to executing a "short form" license, to effect the foregoing registration, recordal or other documentation in any such country in the Territory, and may record such short form license, but no short form license shall in any way alter or otherwise affect the rights and obligations of the Parties hereunder.

     10.11. COSTS. Each Party shall bear its own costs and expenses incurred in connection with the Litigation and the negotiation and preparation of this Agreement.

     10.12. WAIVER OF JURY TRIAL. The Parties each hereby irrevocably and unconditionally waives all rights to trial by jury in any legal action, proceeding or counterclaim with respect to any matter whatsoever arising out of or in connection with or related to this Agreement or the enforcement thereof.

     IN WITNESS WHEREOF, the Parties have executed, or caused their duly authorized representatives to execute, this Agreement under seal as of the date first written above.

                                          TAKEDA PHARMACEUTICAL COMPANY LIMITED


                                          By: /s/ Hiroshi Akimoto
                                              ----------------------------------
                                              Hiroshi Akimoto, Ph. D.
                                          Title: Managing Director, Member of
                                                 the Board


                                          WAKO PURE CHEMICAL INDUSTRIES, LTD.


                                          By: /s/ Kazuo Kamisugi
                                              ----------------------------------
                                          Title: Director, Member of the Board
                                                 General Manager, Licensing and
                                                 I.P. Dept.

                                        TAP PHARMACEUTICAL PRODUCTS INC.


                                        By: /s/ Alan MacKenzie
                                            ----------------------------------
                                            Alan MacKenzie

                                        Title: President


                                        ABBOTT LABORATORIES, LIMITED -
                                        LABORATORIES ABBOTT, LIMITEE


                                        By: /s/ [ILLEGIBLE]
                                            ----------------------------------
                                        Title: President, General Manager


                                        QLT USA, INC.


                                        By: /s/ Sean F. Moriarty
                                            ----------------------------------
                                            Sean F. Moriarty, President


                                        SANOFI-SYNTHELABO INC.


                                        By: /s/ John M. Spinnato
                                            ----------------------------------
                                               John M. Spinnato
                                        Title: Vice President & General Counsel

                                    EXHIBIT A

                         FORM OF JOINT MOTION TO DISMISS

                                    EXHIBIT B

             FORM OF STIPULATED ORDER OF DISMISSAL AND OTHER FILING

                                    EXHIBIT C

                             Form of Press Releases